Exhibit 99.1

Pacific Energy Development Announces 3rd Quarter Results with Revenues Increasing More Than 5x Over Same Period Last Year

Company Will Host Investor Conference Call on Results and Operations

Danville, CA, Friday, November 14, 2014 – PEDEVCO Corp. d/b/a Pacific Energy Development  (NYSE MKT: PED) reported 3rd quarter results today and will host a conference call to discuss these results and to provide an operational update.  The call will be held next Monday, November 17, 2014 at 1:30PM Pacific Time.

Commenting on the results, Frank C. Ingriselli, Chairman and Chief Executive Officer of the Company, stated, "We are very pleased with our results this quarter.  Compared to the same quarter last year, revenues grew from $199,000 to over $1 million.  As compared against the same nine month period last year, our revenues grew from approximately $600,000 to over $4 million.  As previously reported, since year-end 2013 our net proved and developed reserves (P1 reserves) grew by over 10x to over 5.6 million BOE mid-year, with P3 reserves announced at over 13.5 million BOE.  We look forward to discussing these results, as well as our future development plans and our drive to focus on shareholder value.”

Conference call details:

Date:  November 17, 2014 (Monday)

Time: 1:30 PM PT / 4:30PM ET

To participate, please dial 877-407-6914 (toll free) or 201-493-6709 (international).

The call will be archived on the Company's website under the Investors page shortly following the call for approximately 90 days.

About Pacific Energy Development (PEDEVCO Corp.)

PEDEVCO Corp, d/b/a Pacific Energy Development (NYSE MKT:  PED), is a publicly-traded energy company engaged in the acquisition and development of strategic, high growth energy projects, including shale oil and gas assets, in the United States. The Company’s principal assets include its Denver-Julesburg (D-J) Basin Asset located in Weld and Morgan Counties, Colorado, and its Mississippian asset located in Comanche, Harper, Barber and Kiowa Counties, Kansas. The Company has also previously announced its entry into an agreement to acquire an indirect 5% interest in a 380,000 acre producing asset located in the Pre-Caspian Basin, one of the largest producing basins in Kazakhstan.  Pacific Energy Development is headquartered in Danville, California, with an operations office in Houston, Texas.

Contacts
Bonnie Tang
Pacific Energy Development
(925) 271 9314  ext 21 (Media)
PR@pacificenergydevelopment.com

Investor Relations:
Stonegate, Inc.
Casey Stegman
1-214-987-4121
casey@stonegateinc.com